Exhibit 99.1

UDR, Inc. Announces Executive Management Promotions

and Leadership Transition Plans

DENVER, CO., January 2, 2025 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced the following Executive Management promotions and Leadership Transition plans effective January 1, 2025.

First, Mike Lacy has been promoted to Chief Operating Officer (“COO”) after having served as Senior Vice President – Operations since 2019. Mr. Lacy has served in a variety of operational roles since joining UDR in 2006 and has been instrumental in leading the Company’s operating strategy and implementing many of the Company’s innovative initiatives.

Second, Joe Fisher has been appointed to the role of Chief Investment Officer (“CIO”) in addition to his roles as President and Chief Financial Officer ("CFO”). Mr. Fisher, who has served as the Company’s CFO since 2017, will take on the additional responsibilities of overseeing the Company’s investment and development functions.

Furthermore, the Company will initiate an executive search process to recruit a new Chief Financial Officer. Upon the successful hire of a new CFO, Mr. Fisher will relinquish his responsibilities in that capacity and retain the roles of President and Chief Investment Officer.

“On behalf of the Company, our Board, and stakeholders, I would like to thank Joe and Mike for their exemplary leadership and vast contributions to our culture and value creation,” said Tom Toomey, UDR’s Chairman and CEO. “Joe’s transition and elevation to Chief Investment Officer represents a natural expansion of his integral role within the Company. When combined with Mike’s numerous years of operational excellence and expanded role as Chief Operating Officer, we have further aligned the execution of our value creation initiatives across the organization.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2024, UDR owned or had an ownership position in 60,123 apartment homes. For over 52 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135